Exhibit 10.9.1.4

AIRCRAFT TIME SHARING AGREEMENT

THIS AIRCRAFT TIME SHARING AGREEMENT (this “Agreement”) is entered into on the 15th day of January, 2015 but retroactively effective as of the 1st day of January, 2015, by and between Wynn Resorts, Limited, a Nevada corporation (“Operator”) and Stephen A. Wynn, an individual (“User”).

WITNESSETH, that

WHEREAS, Operator operates the aircraft more particularly described on Exhibit A attached hereto which exhibit may be updated by Operator from time to time by providing User notice (collectively, the “Aircraft”);

WHEREAS, Operator employs a fully qualified flight crew to operate the Aircraft; and

WHEREAS, Operator desires to lease the Aircraft with flight crew to User and User desires to lease the Aircraft and flight crew from Operator on a time sharing basis pursuant to Section 91.501(b)(6) of the Federal Aviation Regulations (the “FARs”).

NOW THEREFORE, Operator and User declaring their intention to enter into and be bound by this Agreement, and for the good and valuable consideration set forth below, hereby covenant and agree as follows:

1.    Subject to the availability of the Aircraft as determined by Operator, Operator agrees to lease the Aircraft to User pursuant to the provisions of FARs 91.501(b)(6) and 91.501(c)(1) and to provide a fully qualified flight crew for all operations hereunder on a non-continuous basis commencing on the date hereof and continuing until the earliest of (a) the termination of User’s employment with Wynn Resorts, Limited, (b) thirty (30) days written notice of termination to the other party or (iii) termination pursuant to Section 12(c) or 14(a).

2.    User shall pay Operator for each flight conducted under this Agreement the aggregate incremental cost, not to exceed the charges authorized by FAR 91.501(d), which are:

(a)	Fuel, oil, lubricants and other additives.

(b)	Travel expenses of the crew, including food, lodging, and ground transportation.

(c)	Hangar and tie-down costs away from the Aircraft’s base of operations.

(d)	Insurance obtained for the specific flight.

(e)	Landing fees, airport taxes, and similar assessments.

(f)	Customs, foreign permit, and similar fees directly related to the flight.

(g)	In flight food and beverages.

(h)	Passenger ground transportation.

(i)	Flight planning and weather contract services.

(j)	An additional charge equal to 100% of the expenses listed in subparagraph (a) of this paragraph.

3.    User agrees to pay any federal transportation excise tax (“FET”) due on the fees set forth in Section 2 above. Operator shall include such amount on each invoice. Operator shall be responsible for collecting, reporting and remitting FET to the U.S. Internal Revenue Service.

Except for any taxes on, or measured by, the net income of Operator imposed by the United States government or any state or local government or taxing authority in the United States, which shall be the sole responsibility of Operator, User shall pay to and indemnify Operator and its employees and agents (collectively, the “Indemnitees”) for, and hold each Indemnitee harmless from and against, on an after-tax basis, all other income, personal property, ad valorem, franchise, gross receipts, rental, sales, use, excise, value-added, leasing, leasing use, stamp, landing, airport use, or other taxes, levies, imposts, duties, charges, fees or withholdings of any nature, together with any penalties, fines, or interest thereon (“Taxes”) arising out of the transactions between Operator and User contemplated by this Agreement or User’s use of the Aircraft and imposed against any Indemnitee, User, or the Aircraft, or any part thereof, by any federal or foreign government, any state, municipal or local subdivision, any agency or instrumentality thereof, or other taxing authority upon or with respect to the Aircraft, or any part thereof, or upon the ownership, delivery, leasing, possession, use, operation, return, transfer or release thereof, or upon the rentals, receipts or earnings arising therefrom. User shall have the right to contest any Taxes attributable to User; provided that (a) User shall have given to Operator written notice of any such Taxes, which notice shall state that such Taxes are being contested by User in good faith with due diligence and by appropriate proceedings and that User has agreed to indemnify each Indemnitee against any cost, expense, liability or loss (including, without limitation, reasonable attorneys’ fees) arising from or in connection with such contest; (b) in Operator’s sole judgment, Operator has received adequate assurances of payment of such contested Taxes; and (c) counsel for Operator shall have determined that the nonpayment of any such Taxes or the contest of any such payment in such proceedings does not, in the sole opinion of such counsel, adversely affect the title, property or rights of Operator. In case any report or return is required to be made with respect to any Taxes attributable to User, User will either (after notice to Operator) make such report or return in such manner as will show the ownership of the Aircraft in Operator and send a copy of such report or return to Operator, or will notify Operator of such requirement and make such report or return in such manner as shall be satisfactory to Operator. Operator agrees to cooperate fully with User in the preparation of any such report or return. Notwithstanding anything to the contrary herein or in this Section 3, in no event will charges under this Agreement exceed those authorized in the FARs, including FAR 91.501(d).

4.    Operator will pay all expenses related to the operation of the Aircraft when incurred and shall invoice User. User shall pay Operator for said expenses within thirty (30) days of receipt of an invoice therefore.

5.    User will provide Operator with requests for flight time and proposed flight schedules as far in advance of any given flight as possible. Requests for flight time and proposed flight schedules shall be made in compliance with Operator's scheduling procedures. In addition to proposed schedules and flight times, User shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by Operator or Operator's flight crew:

(a)	Proposed departure point;

(b)	Destination;

(c)	Date and time of flight;

(d)	The number and names of anticipated passengers;

(e)	The nature and extent of unusual luggage and/or cargo to be carried;

(f)	The date and time of a return flight, if any; and

(g)	Any other information concerning the proposed flight that may be pertinent or required by Operator or Operator’s flight crew.

User acknowledges that his discretion in determining the origin and destination of flights under this Agreement shall be subject to the following: (i) such origin and destination, and the routes to reach such origin and destination, are not within or over (A) an area of hostilities, (B) an area excluded from coverage under the insurance policies maintained by Operator with respect to the Aircraft or (C) a country or jurisdiction for which exports or transactions are subject to specific restrictions under any United States export or other law or United Nations Security Council Directive, including without limitation, the Trading With the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. App. Sections 1700 et seq. and the Export Administration Act, 50 U.S.C. App. Sections 2401 et seq.; (ii) the flights proposed by User shall not cause the Aircraft or any part thereof (1) to be used predominately outside of the United States within the meaning of the Section 168(g)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) to fail to be operated to and from the United States within the meaning of Section 168(g)(4)(A) of the Code; (iii) the proposed flights do not require the flight crew to exceed any flight or duty time limitations that Operator imposes upon its flight crews; and (iv) in the judgment of Operator, the safety of flight is not jeopardized.

Upon the expiration or termination of this Agreement, unless Operator agrees to the contrary, upon the conclusion of each flight of the Aircraft by User under this Agreement, the Aircraft shall be returned to McCarran International Airport, Las Vegas, Nevada or such other location as Operator and User may agree.

6.    Operator shall pay all expenses related to the ownership and operation of the Aircraft and shall employ, pay for and provide to User a qualified flight crew for each flight made under this Agreement.

7.    Operator shall be in operational control of the Aircraft at all times during the term of this Agreement. Operator shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command.

8.    In accordance with applicable FARs, the flight crew will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. User specifically agrees that the pilot in command, in his sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety without liability for loss, injury or damage occasioned by such termination, refusal or action. User acknowledges that Operator shall not be liable for any loss, damage, cost or expense arising from any delay, cancellation or failure to furnish any transportation pursuant to this Agreement when caused by government regulation, law or authority, mechanical difficulty or breakdown, war, civil commotion, strikes or other labor disputes, weather conditions, acts of God, public enemies or any other cause beyond Operator’s control.

9.    Operator shall maintain in effect at its own expense throughout the term of this Agreement, insurance policies containing such provisions and providing such coverages as Operator deems appropriate.

10.    User represents, warrants and agrees that:

(a)
He will use the Aircraft for and on account of his own personal business or pleasure only, and will not use the Aircraft for the purposes of providing transportation for passengers or cargo in air commerce for compensation or hire; and

(b)
During the term of this Agreement, he will (and will cause his employees, agents and guests to) abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by User.

(c)	User shall not make the Aircraft available to a political candidate in connection with a political campaign by such candidate.

(d)
User shall not bring or cause to be brought or carried on board the Aircraft, or permit any employee, agent or guest to bring or cause to be brought or carried on board the Aircraft, any contraband or unlawful articles or substances, or anything that is contraband or is an unlawful article of substance in any jurisdiction into or over which the Aircraft is to operate on behalf of User.

(e)
User shall, and shall cause his employees, agents and guests to, comply with all lawful instructions and procedures of Operator and its agents and employees regarding the Aircraft, its operation or flight safety.

(f)
User shall not directly or indirectly create or incur any liens on or with respect to (i) the Aircraft or any part thereof, (ii) owner’s title thereto, (iii) any interest of Operator therein, (and User will promptly, at his own expense, take such action as may be necessary to discharge any such lien), except (a) the respective rights of Operator and User as herein provided and (b) liens created by or caused to be created by Aircraft owner or Operator.

(g)	User has all necessary powers to enter into the transactions contemplated in this Agreement and has taken all actions required to authorize and approve this Agreement.

(h)	User shall keep a legible copy of this Agreement in the Aircraft at all times when User is using the Aircraft.

(i)
User acknowledges that (i) the Aircraft is owned by Wells Fargo Bank Northwest, National Association, as Owner Trustee (“Owner Trustee”), under those certain trust agreements between the Owner Trustee and each applicable beneficial owner (each, a “Beneficial Owner”), is leased pursuant to those certain lease agreements between Owner Trustee and each applicable Beneficial Owner (collectively, the “Head Leases), and is subleased to Operator pursuant to those certain sublease agreements between Operator and each applicable Beneficial Owner (collectively, the “Subleases”), (ii) Operator or its affiliates currently have or may in the future enter into financing arrangements and/or agreements that encumber or otherwise affect the Aircraft (collectively, “Financing Arrangements” and third parties to such Financing Arrangements, “Lenders”), and (iii) User’s rights in and to the Aircraft are subject and subordinate to all terms of the Head Leases, the Subleases, Financing Arrangements, and all rights of Owner Trustee, Beneficial Owners and Lenders in and to the Aircraft and under the Head Leases, the Subleases, and Financing Arrangements, including, without limitation, the right of Owner Trustee, Beneficial Owners or Lenders to inspect and take possession of the Aircraft from time to time in accordance with the Head Leases, the Subleases, Financing Arrangements and applicable law.

(j)
Accordingly, User (i) waives any right that it might have to any notice of Owner Trustee’s, Beneficial Owners’ or Lenders’ intention to inspect, take possession of, or exercise any other right or remedy in respect of the Aircraft or under the Head Leases, the Subleases or Financing Arrangements, (ii) waives, as against the Owner Trustee, Beneficial Owners and Lenders, all rights to any set-off, defense, counterclaim, or cross-claim that it may hold against Owner Trustee, Beneficial Owners or Lenders, and (iii) acknowledges that, upon a default of Beneficial Owners under the Head Leases, the Operator under the Subleases, or Operator or its affiliates, as applicable, under the Financial Arrangements, User shall have no further rights in and to the applicable Aircraft.

(k)
User acknowledges that none of Owner Trustee, Beneficial Owners, Lenders, Operator or any of its or their affiliates has made any warranty or representation, either express or implied, as to the design, compliance with specifications, operation, or condition of, or as to the quality of the material, aircraft, or workmanship in, the Aircraft or any component thereof, AND OPERATOR MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS OF THE AIRCRAFT OR ANY COMPONENT THEREOF FOR ANY PARTICULAR PURPOSE OR AS TO TITLE TO THE AIRCRAFT OR COMPONENT THEREOF, OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR COMPONENT THEREOF.

11.    Operator represents, warrants and agrees as follows:

(a)	Operator has all necessary powers to enter into the transaction contemplated in this Agreement and has taken all action necessary to authorize and approve this Agreement.

(b)	The Aircraft’s registration with the FAA names the applicable owner as the owner of the Aircraft.

12.     Loss or Damage.

(a)
User shall indemnify, defend and hold harmless Operator and its officers, directors, agents and employees from and against any and all liabilities, claims (including, without limitation, claims involving or alleging Operator’s negligence and claims involving strict or absolute liability in tort), demands, suits, causes of action, losses, penalties, fines, expenses (including, without limitation, attorneys’ fees) or damages (collectively, “Claims”), whether or not Operator may also be indemnified as to any such Claim by any other person, to the extent relating to or arising out of such User’s breach of this Agreement or any damage (other than ordinary wear and tear) to the Aircraft caused by User, its employees or guests.

(b)
In the event of loss, theft, confiscation, damage to or destruction of the Aircraft, or any engine or part thereof, from any cause whatsoever (a “Casualty Occurrence”) occurring at any time when User is using the Aircraft under this Agreement, User shall furnish such information and execute such documents as may be necessary or required by Operator or applicable law. User shall cooperate fully in any investigation of any claim or loss processed by Operator under the Aircraft insurance policy/policies and in seeking to compel the relevant insurance company or companies to pay any such claims.

(c)
In the event of total loss or destruction of all or substantially all of the Aircraft, or damage to the Aircraft that causes it to be irreparable in the opinion of Operator or any insurance carrier providing hull coverage with respect to the Aircraft, or in the event of confiscation or seizure of the Aircraft, this Agreement shall automatically terminate; provided, however, that such termination of this Agreement shall not terminate the obligation of User to cooperate with Operator in seeking to compel the relevant insurance company or companies to pay claims arising from such loss, destruction, damage, confiscation or seizure; provided, further, that the termination of this Agreement shall not affect the obligation of User to pay Operator all accrued and unpaid amounts due hereunder.

(d)
For the sake of clarification, the Aircraft shall be deemed not available to User after any Casualty Occurrence until such time thereafter as Operator has returned the Aircraft to service. Operator shall have no obligation to return the Aircraft to service after any Casualty Occurrence.

13.     The following shall constitute an “Event of Default”:

(a)	User shall not have made payment of any amount due under this Agreement within ten (10) days after the same shall become due; or

(b)
User shall have failed to perform or observe (or cause to be performed or observed) any other covenant or agreement required to be performed under this Agreement, and such failure shall continue for twenty (20) days after written notice thereof from Operator to User; or

(c)	User (i) becomes insolvent, (ii) fails to pay its debts when due, (iii) makes any assignment for the benefit of creditors, (iv) seeks relief under any bankruptcy law or similar law for the protection of debtors, (v) suffers a petition of bankruptcy filed against it that is not dismissed within thirty (30) days, or (vi) suffers a receiver or trustee to be appointed for itself or any of its assets, and such is not removed within thirty (30) days.

14.     Operator’s Remedies.

(a)
Upon the occurrence of any Event of Default, Operator may, at its option, exercise any or all remedies available at law or in equity, including, without limitation, any or all of the following remedies, as Operator in its sole discretion shall elect by notice in writing, terminate this Agreement, whereupon all rights of User to the use of the Aircraft or any part thereof shall absolutely cease and terminate, but User shall remain liable as provided in this Agreement and Operator. User shall forthwith pay to Operator an amount equal to the total accrued and unpaid amounts due hereunder, plus any and all losses and damages incurred or sustained by Operator by reason of any default by User under this Agreement.

(b)
User shall be liable for all costs, charges and expenses, including reasonable attorneys’ fees and disbursements, incurred by Operator by reason of the occurrence of any Event of Default or the exercise of Operator’s remedies with respect thereto.

15.    This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors. User may not assign any of its rights under this Agreement, and any such purported assignment shall be null, void and of no effect.

16.    Except with respect to Exhibit A which may be updated by Operator from time to time by providing User notice, no provision of this Agreement may be amended unless such amendment is agreed to in writing and signed by the parties.

17.    Nothing herein shall be construed to create a partnership, joint venture, franchise, employer-employee relationship or to create any relationship of principal and agent.

18.    This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its choice of law provisions.

19.    If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, shall remain in full force and effect.

20.    With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (c) waiver by any party of the time for performance of any act or condition hereunder does not constitute waiver of the act or condition itself.

21.    Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given upon actual receipt, if delivered personally or by telecopy; or three (3) days following deposit in the United States mail, if deposited with postage pre-paid, return receipt requested, and addressed to such address as may be specified in writing by the relevant party from time to time, and which shall initially be as follows:

To User at:	Mr. Stephen A. Wynn c/o Wynn Resorts, Limited 3131 Las Vegas Boulevard South Las Vegas, Nevada 89109
To Operator at:	Wynn Resorts, Limited Attention: Legal Department 3131 Las Vegas Boulevard South Las Vegas, Nevada 89109

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a party.

22.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement and supersedes any prior or contemporaneous agreements, representations and understandings, whether written or oral, of or between the parties with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

23.    Should any action (including any proceedings in a bankruptcy court) be commenced between any of the parties to this Agreement or their representatives concerning any provision of this Agreement or the rights of any person or entity thereunder, solely as between the parties or their successors, the party or parties prevailing in such action as determined by the court shall be entitled to recover from the other party all of its costs and expenses incurred in connection with such action (including, without limitation, fees, disbursements and expenses of attorneys and costs of investigation).

24.    No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other remedies.

25.    Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and permitted assigns.

26.    Except as otherwise provided herein, each party shall bear all of its own expenses in connection with the negotiation, execution and delivery of this Agreement.

27.    Each party represents that it has dealt with no broker or finder in connection with the transaction contemplated by this Agreement and that no broker or other person is entitled to any commission or finder’s fee in connection therewith. Operator and User each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party.

28.    User waives any and all claims, rights and remedies against Operator, whether express or implied, or arising by operation of law or in equity, for any punitive, exemplary, indirect, incidental or consequential damages whatsoever.

29.    TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.

(A)    OPERATOR HEREBY CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET.

(B)    OPERATOR AGREES, CERTIFIES AND KNOWINGLY ACKNOWLEDGES THAT WHEN THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, IT SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT. OPERATOR CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(C)    THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE LOCAL FLIGHT STANDARDS DISTRICT OFFICE.

(D)    OPERATOR CERTIFIES THAT IT SHALL COMPLY WITH THE TRUTH-IN-LEASING REQUIREMENTS DEFINED IN EXHIBIT B ATTACHED HERETO.

30.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or interpretation of this Agreement.

31.    This Agreement may be executed in one or more counterparts, each of which independently shall be deemed to be an original, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the signatures of their authorized representatives to be affixed below on the day and year first above written. The persons signing below warrant their authority to sign.

Operator:	User:

Wynn Resorts, Limited	STEPHEN A. WYNN

By: /s/ Kim Sinatra	/s/ Stephen A. Wynn
Name: Kim Sinatra
Title: Executive Vice President, General
Counsel and Secretary